Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Impact Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 25, 2015, with respect to the financial statements of Calvert Global Water Fund, a series of Calvert Impact Fund, Inc., as of September 30, 2015, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and under the headings "Portfolio Holdings Disclosure", "Independent Registered Public Accounting Firm and Custodian", and "Fund Service Providers" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 9, 2016